                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)


                          Seagull Energy Corporation
                          --------------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)

                                  812007 10 2
                                  -----------
                                (CUSIP Number)



                            As of December 31, 1998
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [ ] Rule 13d-1(b)
                             [X] Rule 13d-1(c)
                             [ ] Rule 13d-1(d)

  SCHEDULE 13G - Amendment No. 1

--------------------------------------------------------------------------------
  CUSIP No. 812007 10 2
            -----------
--------------------------------------------------------------------------------
  1)  Name of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Cross Timbers Oil Company
      -------------------------
      75-2347769
      ----------
--------------------------------------------------------------------------------
  2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                  a) [X]  b) [ ]

--------------------------------------------------------------------------------
  3)  SEC Use Only

--------------------------------------------------------------------------------
  4)  Citizenship or Place of Organization
      Delaware
      --------
--------------------------------------------------------------------------------
                            5)  Sole Voting Power
  Number of Shares              1,140,000
  Beneficially Owned by         ---------
  Each Reporting Person     ----------------------------
  With                      6)  Shared Voting Power
                                3,254,000 *
                                ---------
                            ----------------------------
                            7)  Sole Dispositive Power
                                1,140,000
                                ---------
                            ----------------------------
                            8)  Shared Dispositive Power
                                3,254,000 *
                                ---------
--------------------------------------------------------------------------------
  9)  Aggregate Amount Beneficially Owned by Each Reporting Person
      4,394,000 **
      ---------
--------------------------------------------------------------------------------
  10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)   [ ]
--------------------------------------------------------------------------------
  11) Percent of Class Represented by Amount in Row (9)
      6.9% **
      ----
--------------------------------------------------------------------------------
  12) Type of Reporting Person (See Instructions)
      CO
      --
--------------------------------------------------------------------------------

* Represents shares held by Cross Timbers Trading Company, a wholly owned subsidiary of Cross Timbers Oil Company.

**  Includes 3,254,000 shares (5.1%) held by Cross Timbers Trading Company.

  SCHEDULE 13G - Amendment No. 1

--------------------------------------------------------------------------------
  CUSIP No. 812007 10 2
            -----------

--------------------------------------------------------------------------------
  1)  Name of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Cross Timbers Trading Company
      -----------------------------
      75-2613610
      ----------
--------------------------------------------------------------------------------
  2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                  a) [X]  b) [ ]

--------------------------------------------------------------------------------
  3)  SEC Use Only

--------------------------------------------------------------------------------
  4)  Citizenship or Place of Organization
      Delaware
      --------
--------------------------------------------------------------------------------
                            5)  Sole Voting Power
  Number of Shares
  Beneficially Owned by     ----------------------------------------------------
  Each Reporting Person     6)  Shared Voting Power
  With                          3,254,000
                                ---------
                            ----------------------------------------------------
                            7)  Sole Dispositive Power

                            ----------------------------------------------------
                            8)  Shared Dispositive Power
                                3,254,000
                                ---------
--------------------------------------------------------------------------------
  9)  Aggregate Amount Beneficially Owned by Each Reporting Person
      3,254,000
      ---------
--------------------------------------------------------------------------------
  10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)   [ ]
--------------------------------------------------------------------------------
  11) Percent of Class Represented by Amount in Row (9)
      5.1%
      ----
--------------------------------------------------------------------------------
  12) Type of Reporting Person (See Instructions)
       CO
       --
--------------------------------------------------------------------------------

  SCHEDULE 13G - Amendment No. 1

--------------------------------------------------------------------------------
  CUSIP No. 812007 10 2
            -----------

--------------------------------------------------------------------------------
  1)  Name of Reporting Persons
      I.R.S. Identification No. of above persons (entities only)

      Bob R. Simpson
      --------------
--------------------------------------------------------------------------------
  2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                  a) [X]  b) [ ]
--------------------------------------------------------------------------------
  3)  SEC Use Only

--------------------------------------------------------------------------------
  4)  Citizenship or Place of Organization
      United States
      -------------
--------------------------------------------------------------------------------
                            5)  Sole Voting Power
  Number of Shares              100,000
  Beneficially Owned by         -------
  Each Reporting Person     ---------------------------
  With                      6)  Shared Voting Power

                            ---------------------------
                            7)  Sole Dispositive Power
                                100,000
                                -------
                            ---------------------------
                            8)  Shared Dispositive Power

 -------------------------------------------------------------------------------
  9)  Aggregate Amount Beneficially Owned by Each Reporting Person
      100,000
      -------
--------------------------------------------------------------------------------
  10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
  Instructions)   [ ]
--------------------------------------------------------------------------------
  11) Percent of Class Represented by Amount in Row (9)
      0.2%
      ----
--------------------------------------------------------------------------------
  12) Type of Reporting Person (See Instructions)
      IN
      --
--------------------------------------------------------------------------------

Item 1.
     (a) Name of Issuer:
           SEAGULL ENERGY CORPORATION
     (b) Address of Issuer's Principal Executive Offices:
           1001 Fannin, Suite 1700
           Houston, Texas 77002

Item 2.
     (a) Name of Persons Filing:
           Cross Timbers Oil Company
           Cross Timbers Trading Company, a wholly owned
               subsidiary of Cross Timbers Oil Company
           Bob R. Simpson
     (b) Address of Principal Business Office:
           810 Houston Street, Suite 2000
           Fort Worth, Texas 76102
     (c) Citizenship:
           Cross Timbers Oil Company is a Delaware corporation.
           Cross Timbers Trading Company is a Texas corporation.
           Bob R. Simpson is a citizen of the United States.
     (d) Title of Class of Securities:
           Common Stock
     (e) CUSIP Number:
           812007 10 2


Item 3.
     Not applicable.

Item 4.    Ownership

     (a) Amount beneficially owned as of December 31, 1998:
                Cross Timbers Oil Company (includes shares
                    held by Cross Timbers Trading Company)             4,394,000
                Cross Timbers Trading Company                          3,254,000
                Bob R. Simpson                                           100,000
     (b) Percent of class:
                Cross Timbers Oil Company (includes shares
                    held by Cross Timbers Trading Company)                  6.9%
                Cross Timbers Trading Company                               5.1%
                Bob R. Simpson                                              0.2%
     (c) Number of shares as to which such person has:
         (i)  Sole power to vote or to direct the vote:
                Cross Timbers Oil Company                              1,140,000
                Cross Timbers Trading Company                                  0
                Bob R. Simpson                                           100,000
         (ii) Shared power to vote or to direct the vote:
                Cross Timbers Oil Company                              3,254,000
                Cross Timbers Trading Company                          3,254,000
                Bob R. Simpson                                                 0

        (iii) Sole power to dispose or to direct the disposition of:
                Cross Timbers Oil Company                             1,140,000
                Cross Timbers Trading Company                                 0
                Bob R. Simpson                                          100,000
         (iv) Shared power to dispose or to direct the disposition of:
                Cross Timbers Oil Company                             3,254,000
                Cross Timbers Trading Company                         3,254,000
                Bob R. Simpson                                                0

Item 5.   Ownership of Five Percent or Less of a Class

          Not applicable.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not applicable.


Item 8.   Identification and Classification of Members of the Group

          The persons identified under Item 2 above are filing this schedule as a group pursuant to Rule 13d-1(c).


Item 9.   Notice of Dissolution of Group

          Not applicable.


Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  CROSS TIMBERS OIL COMPANY



Date: February 16, 1999           By:   LOUIS G. BALDWIN
                                        --------------------------
                                        Louis G. Baldwin
                                        Senior Vice President and Chief
                                         Financial Officer



                                  CROSS TIMBERS TRADING COMPANY



                                  By:   LOUIS G. BALDWIN
                                        --------------------------
                                        Louis G. Baldwin
                                        Senior Vice President and Chief
                                         Financial Officer



                                        BOB R. SIMPSON
                                  ------------------------------
                                        Bob R. Simpson